Exhibit 10.1

SPECTRA ENERGY CORP

RETENTION STOCK AWARD AGREEMENT

This Retention Stock Award Agreement (the “Agreement”) has been made as of              (the “Date of Grant”) between Spectra Energy Corp, a Delaware corporation, with its principal offices in Houston, Texas (the “Corporation”), and              (the “Grantee”).

RECITALS

Under the 2007 Spectra Energy Long Term Incentive Plan as it may, from time to time, be amended (the “Plan”), the Compensation Committee of the Board of Directors of the Corporation (the “Committee”), or its delegatee, has determined the form of this Agreement and selected the Grantee, as an Employee, to receive the award evidenced by this Agreement (the “Award”) and the Phantom Stock units and tandem Dividend Equivalents that are subject hereto. The basis for the Award is to provide an incentive for the Employee to remain with the Corporation and to improve Employee retention. Awards are not intended for Employees who have given notice of resignation or who have been given notice of termination by the Corporation, and will not accrue to Employees once such notices are given. For clarity, Awards do not accrue for Employees who have received notice, given notice or have been determined to be entitled to a notice period by a court, and no damages suffered by an Employee due to lack of sufficient notice will include compensation for loss of vesting rights or accrual of an Award. The applicable provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

AWARD

In accordance with the Plan, the Corporation has made this Award, effective as of the Date of Grant and upon the following terms and conditions:

Section 1. Number and Nature of Phantom Stock Units and Tandem Dividend Equivalents. The number of Phantom Stock units and the number of tandem Dividend Equivalents subject to this Award are each             thousand (    ,000). Each Phantom Stock unit, upon becoming vested before its expiration, represents a right to receive payment in the form of one (1) share of Common Stock. Each tandem Dividend Equivalent represents a right to receive cash payments equivalent to the amount of cash dividends declared and paid on one (1) share of Common Stock after the Date of Grant and before the Dividend Equivalent expires. Phantom Stock units and Dividend Equivalents are used solely as units of measurement, and are not shares of Common Stock and the Grantee is not, and has no rights as, a shareholder of the Corporation by virtue of this Award. The Dividend Equivalents subject to this Award have been awarded to the Grantee in respect of services to be performed by the Grantee exclusively in and after the year in which the Award is made.

Section 2. Vesting of Phantom Stock Units. The specified percentage of the Phantom Stock units subject to this Award, and not previously forfeited, shall vest, with such percentage considered satisfied to the extent such Phantom Stock units have previously vested, as follows:

(a) Generally. 100% upon Grantee continuously remaining an employee of the Corporation, including subsidiaries, through             (the “Vesting Date”).

(b) Death or Disability. If Grantee’s employment terminates (i) as the result of Grantee’s death or (ii) as the result of Grantee’s permanent and total disability within the meaning of Code Section 22(e)(3) as applicable, then (iii) the number of Phantom Stock units and tandem Dividend Equivalents to which the Grantee shall have a right to payment hereunder shall be prorated to reflect the number of whole and partial months of employment occurring prior to the last date of employment, and during the period beginning on the Date of Grant and ending on the Vesting Date, and the remaining Phantom Stock units shall be forfeited, and (iv) the unforfeited Phantom Stock units determined in accordance with clause (iii) shall vest immediately.

(c) Involuntary Termination Without Cause. If Grantee’s employment is terminated by the Corporation, or employing Subsidiary, other than for Cause, (i) the number of Phantom Stock units and tandem Dividend Equivalents to which the Grantee shall have a right to payment hereunder shall be prorated to reflect the number of whole and partial months of employment occurring prior to any notice of termination, regardless of reason for termination or the party giving notice, and during the period beginning on the Date of Grant and ending on the Vesting Date, and the remaining Phantom Stock units shall be forfeited, and (ii) the unforfeited Phantom Stock units determined in accordance with clause (i) shall vest immediately.

(d) Change In Control. All Phantom Stock units and tandem Dividend Equivalent units to which the Grantee has the right to payment hereunder shall become 100% vested, if, following the occurrence of a Change in Control and before the earlier of (1) the second anniversary of such occurrence, or (2) the Vesting Date, (i) such employment is terminated involuntarily, and not for Cause, by the Corporation, or employing Subsidiary, or their successor; or (ii) such employment is terminated by the Grantee for Good Reason. For the purposes of this paragraph, “Good Reason” is defined as the occurrence (without the Grantee’s express written consent) of any of the following: (A) a substantial adverse alteration in the nature of status of the Grantee’s responsibilities; (B) a reduction in the Grantee’s annual base salary, provided that there is no an across-the-board reduction similarly affecting all or substantially all similarly-situated employees of the Corporation; (C) a reduction in the Grantee’s target annual bonus, provided that there is not an across-the-board reduction similarly affecting all similarly-situated employees of the Corporation; (D) the elimination of any material employee benefit plan in which the Grantee is a participant or the material reduction of Grantee’s benefits under such plan, unless the Corporation either (I) immediately replaces such employee benefit plan or unless the Grantee is permitted to immediately participate in other employee benefit plan(s) providing the Grantee with a substantially equivalent value of benefits in the aggregate to those eliminated or materially reduced, or (II) immediately provides the Grantee with other forms of compensation of comparable value to that being eliminated or reduced; (E) a relocation without the written consent of the Grantee that requires the Grantee to report to a work location more than 35 miles from the work location to which the Grantee was assigned prior to the Change in Control.

Section 3. Definition of “Cause.” For the purposes of this Agreement, “Cause” for termination by the Corporation of the Grantee’s employment shall mean (i) a material failure by the Grantee to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with the Grantee’s position, (ii) the finaly conviction of the Grantee of a felony or crime involving moral turpitude, (iii) an egregious act of dishonesty by the Grantee (including, without limitation, theft or embezzlement) in connection with employment, or a malicious action by the Grantee toward the customers or employees of the Corporation or any Affiliate, (iv) a material breach by the Grantee of the Corporation’s Code of Business Ethics; or (v) the failure of the Grantee to cooperate fully with governmental investigations involving the Corporation or its Affiliates; all as determined by the Corporaiton in its sole discretion.

Section 4. Forfeiture/Expiration. Any Phantom Stock unit subject to this Award shall be forfeited upon notice of the termination of Grantee’s continuous employment of the Corporation and its subsidiaries, whether such notice of termination is given by the Grantee or by the Corporation, including Subsidiaries, from the Date of Grant, except to the extent otherwise provided in Section 2, and, if not previously vested and paid, or deferred, or forfeited, shall expire immediately before the Vesting Date. Any Dividend Equivalent subject to this Award shall expire at the time the unit of Phantom Stock with respect to which the Dividend Equivalent is in tandem (i) is vested and paid, or , to the extent permitted by the laws of the applicable jurisdiction, deferred, (ii) is forfeited, or (iii) expires.

Section 5. Dividend Equivalent Payments. Payments with respect to any Dividend Equivalent subject to this Award shall be credited by the Corporation to a bookkeeping account in the Grantee’s name as soon as practicable after any time cash dividends are declared and paid with respect to the Common Stock on or after the Date of Grant and before the Dividend Equivalent expires. Grantee shall be entitled to payment of the Dividend Equivalents credited to the bookkeeping account in a cash lump sum payment at the same time the that payment of the related Phantom Stock units subject to this Award is made in accordance with Section 6 hereof. However, should the Grantee receive shares under this Award without the right to receive a dividend and, because of the timing of the declaration of such dividend, the Grantee is not otherwise entitled to payment under the expiring Dividend Equivalent with respect to such dividend, the Grantee, nevertheless, shall be entitled to such payment. Dividend Equivalent payments shall be subject to withholding for taxes. Notwithstanding any other provision hereof, in no event will any Dividend Equivalent to which the Grantee may be entitled vest, or will the right to receive a payment in respect of any Dividend Equivalent arise, after the Vesting Date.

Section 6. Payment of Phantom Stock Units. Payment of Phantom Stock units subject to this Award shall be made to the Grantee in a single payment as soon as practicable following the time such units become vested in accordance with Section 2 prior to their expiration but in no event later than 30 days following such vesting, except to the extent deferred by Grantee in accordance with such procedures as the Committee, or its delegatee, may prescribe consistent with the requirements of Code Section 409A or any Canadian law equivalent, as applicable. Any deferral of Phantom Stock units by the Grantee shall apply to both the shares of Common Stock and the related Dividend Equivalents. Payment shall be subject to withholding for taxes. Payment shall be in the form of one (1) share of Common Stock for each full vested unit of Phantom Stock and any fractional vested unit of Phantom Stock shall not be payable unless and until subsequent vesting results in a full unit of Phantom Stock becoming vested. Notwithstanding the foregoing, to the extent that Grantee does not timely tender to the Corporation sufficient cash to satisfy withholding for tax requirements, the number of shares of Common Stock that would otherwise be paid (valued at Fair Market Value on the date the respective unit of Phantom Stock became vested, or if later, payable) shall be reduced by the Committee, or its delegatee, in its sole discretion, to fully satisfy such requirements. In the event that payment, after any such reduction in the number of shares of Common Stock to satisfy withholding for tax requirements, would be less than ten (10) shares of Common Stock, then, if so determined by the Committee, or its delegatee, in its sole discretion, payment, instead of being made in shares of Common Stock, shall be made in a cash amount equal in value to the shares of Common Stock that would otherwise be paid, valued at Fair Market Value on the date the respective Phantom Stock units became vested, or if later, payable.

Notwithstanding any provision of this Agreement to the contrary, if any payment or other benefit provided herein would be subject to unfavorable tax consequences under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A for a “specified employee” (within the meaning of Code Section 409A), then if the Grantee is a “specified employee,” any such payment that the Grantee would otherwise be entitled to receive during the first six months following Grantee’s termination of employment from the Corporation shall be accumulated and paid, within thirty (30) days after the date that is six months following Grantee’s date of termination of employment from the Corporation, or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such unfavorable tax consequences such as, for example, upon Grantee’s death.

Section 7. No Employment Rights. Nothing in this Agreement or in the Plan shall confer upon the Grantee the right to continued employment by the Corporation or any Subsidiary, or affect the right of the Corporation or any Subsidiary to terminate the employment or service of the Grantee at any time for any reason.

Section 8. Nonalienation. The Phantom Stock units and Dividend Equivalents subject to this Award are not assignable or transferable by the Grantee. Upon any attempt to transfer, assign, pledge, hypothecate, sell or otherwise dispose of any such Phantom Stock unit or Dividend Equivalent, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon such Phantom Stock unit or Dividend Equivalent, or upon such right or privilege, such Phantom Stock unit or Dividend Equivalent or right or privilege, shall immediately become null and void.

Section 9. Determinations. Determinations by the Committee, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.

Section 10. Governing Law. The validity and construction of this Agreement shall be governed by the laws of the state of Delaware applicable to transactions taking place entirely within that state.

Section 11. Certain Other Definitions. The following shall apply notwithstanding anything in this Agreement or the Plan to the contrary. The term “Change in Control” has the meaning given such term in Section 2(d) of the Spectra Energy Corp 2007 Long-Term Incentive Plan. The term “Subsidiaries” shall mean any entity that is wholly owned, directly or indirectly, by the Corporation, or any other affiliate of the Corporation that is so designated from time to time by the Committee. The term “termination of employment,” or any derivation thereof, shall mean “separation from service” as such term is defined in Code Section 409A.

Section 12. Conflicts with Plan, Correction of Errors, and Grantee’s Consent. In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling. In the event that, due to administrative error, this Agreement does not accurately reflect a Phantom Stock Award properly granted to Grantee pursuant to the Plan, the Corporation, acting through its Executive Compensation Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document. It is the intention of the Corporation and the Grantee that this Award not result in unfavorable tax consequences to Grantee under Code Section 409A or any Canadian law equivalent, as applicable. Accordingly, this Agreement, and any terms contained herein, shall be interpreted as necessary to comply with the requirements of Code Section 409A. Grantee consents to any amendment of this Agreement as the Corporation may reasonably make in furtherance of such intention, and the Corporation shall promptly provide, or make available to, Grantee a copy of any such amendment.

Notwithstanding the foregoing, this Award is subject to cancellation by the Corporation in its sole discretion unless the Grantee, by not later than             , has signed a duplicate of this Agreement, in the space provided below, and returned the signed duplicate to the Executive Compensation Department—Phantom Stock (WO 1P16), Spectra Energy Corp, P. O. Box 1642, Houston, TX 77251-1642, which, if, and to the extent, permitted by the Executive Compensation Department, may be accomplished by electronic means.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed and granted in Houston, Texas, to be effective as of the Date of Grant.

ATTEST:		SPECTRA ENERGY CORP

By:		By:
	Corporate Secretary	Its:	CEO, Spectra Energy Corp

Acceptance of Phantom Stock Award

IN WITNESS OF Grantee’s acceptance of this Award and Grantee’s agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement this      day of             ,             .

Grantee’s Signature

(print name)

(social security/social insurance number)

(address)

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